Nevada Gold Sells Buena Vista Interest for $20 Million

HOUSTON, December 12, 2008 — Nevada Gold & Casinos, Inc. (NYSE Alternext US: UWN) today announced that it has signed an agreement to sell its Class B membership interest in Buena Vista Development Company, LLC (“Buena Vista Development”) and its $14.8 million promissory note due from Buena Vista Development to B.V. ORO, LLC.  Buena Vista Development is developing a casino for a Native American tribe in Amador County, California.

Under the terms of the agreement, B.V. ORO, LLC has agreed to pay Nevada Gold $20 million, of which $16 million will be received immediately, and $4 million will be received within two years after the opening of the casino. Interest on any unpaid balance will be at a rate of prime plus 1%. The Company will also receive an amount equal to 5% of the cash distributions on the Class B Membership Interest, excluding receipt of principal and interest on the $14.8 million promissory note.

From the proceeds of this transaction, Nevada Gold will reduce its outstanding debt by $5.55 million.  The Company’s remaining debt balance of $10 million is due June 30, 2010. The Company is required to maintain an amount equal to the outstanding debt in a Project Fund which utilization is subject to lender approval.

Robert Sturges, Chief Executive Officer of Nevada Gold, stated, “The transaction gives us substantial liquidity and enhances our ability to effectively pursue our acquisition strategy.  Funds from this transaction will provide us with approximately $15 million of cash available for acquisitions and general use plus an additional $10 million available for acquisitions from the Project Fund.  This gives us a total of $25 million of potential capital to invest in growth opportunities. We are hopeful some of these funds will be deployed in 2009 as we continue the pursuit of potential in our pipeline.”

Forward-Looking Statements
This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos
Nevada Gold & Casinos, Inc. (NYSE Alternext US: UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also has a management contract with Oceans Casino Cruises, Inc., the parent company of SunCruz Casinos.  For more information, visit www.nevadagold.com.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200